                                             As filed pursuant to Rule 424(b)(5)
                                                Under the Securities Act of 1933
                                                     Registration No. 333-131630

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 29, 2007
(TO PROSPECTUS DATED NOVEMBER 14, 2006)
                                  $587,626,182
                                  (APPROXIMATE)
                                   CWALT, INC.
                                    DEPOSITOR

                          [COUNTRYWIDE HOME LOANS LOGO]
                               SPONSOR AND SELLER
                       COUNTRYWIDE HOME LOANS SERVICING LP
                                 MASTER SERVICER
                        ALTERNATIVE LOAN TRUST 2007-11T1
                                 ISSUING ENTITY
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-11T1
     This Supplement revises the Prospectus Supplement dated March 29, 2007 to the Prospectus dated November 14, 2006 with respect to the above captioned series of certificates as follows:

                          [text continues on back page]

HSBC                                                         UBS INVESTMENT BANK

                 The date of this Supplement is April 10, 2007.

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     On pages S-77 and S-78 of the Prospectus Supplement, the definitions of
"Class A-1 and Class A-17 Priority Amount", "Class A-1 and Class A-17 Priority Percentage" and "Prepayment Shift Percentage" are replaced with the following:

     "Class A-1 and Class A-17 Priority Amount" for any Distribution Date will equal the product of (A) 68.2420110079%, (B) the excess, if any, of (i) the Senior Principal Distribution Amount for that Distribution Date over (ii) the Class A-62 Priority Amount for that Distribution Date, (C) the Class A-1 and Class A-17 Shift Percentage and (D) the Class A-1 and Class A-17 Priority Percentage.

     "Class A-1 and Class A-17 Priority Percentage" for any Distribution Date will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class A-1 and Class A-17 Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate Class Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-6, Class A-8, Class A-10, Class A-11, Class A-12, Class A-17, Class A-18 and Class A-19 Certificates immediately prior to such Distribution Date.

     "Class A-1 and Class A-17 Shift Percentage" for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the Class A-1 and Class A-17 Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.